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                                                                     EXHIBIT 8.1

                    OPINION OF MORRIS, MANNING & MARTIN, LLP
                                  [LETTERHEAD]



February 10, 2003



General Partners
Behringer Harvard Short-Term Opportunity Fund I LP
1323 North Stemmons Freeway
Suite 212
Dallas, Texas 75207

Ladies and Gentlemen:

         In connection with the filing of the Registration Statement on Form S-11 (the "Registration Statement") by Behringer Harvard Short-Term Opportunity Fund I LP, a Texas limited partnership (hereinafter referred to as "Behringer Harvard Short-Term Fund I"), which has Behringer Harvard Advisors II LP, a Texas limited partnership ("BH Advisors II LP"), and Robert M. Behringer, as general partners (the "General Partners"), which filing includes, among other things, the prospectus for its public offering of units (the "Units") of limited partnership interest (the "Prospectus"), we advise you that we have prepared the section of the Prospectus entitled "Federal Income Tax Considerations," including the following subcategories: "Tax Opinions," "Partnership Status Generally," "Publicly Traded Partnership Status," "General Principles of Partnership Taxation," "Anti-Abuse Rules," "Deductibility of Losses-Limitations," "Allocations of Profit and Loss," "Taxable Income Without Cash Distributions," "Investment by Qualified Plans and Other Tax-Exempt Entities," "Investment by Charitable Remainder Trusts," "Taxation of Real Estate Operations," "Activities Not Engaged in For Profit," "Sales of Limited Partnership Units," "Dissolution and Liquidation of Behringer Harvard Short-Term Fund I," "Capital Gains and Losses," "Election for Basis Adjustments," "Alternative Minimum Tax," "Penalties," "Tax Shelter Registration," "Partnership Tax Information; Partner Tax Returns," "Audits," "Foreign Investors as Limited Partners," "Tax Legislation and Regulatory Proposals," and "State and Local Taxes."

         In connection with the preparation of those portions of the Prospectus, we have examined and are familiar with the originals of the documents, records and other instruments relating to the organization and operation of Behringer Harvard Short-Term Fund I and BH Advisors II LP.

         In addition, we have reviewed applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations issued thereunder and, where appropriate, revenue rulings, federal and state court decisions and such other materials as we deemed necessary and relevant to the matters being opined upon. The opinions set forth in this letter also are premised on certain additional information and representations through consultation with officers of Behringer Harvard Short-Term Fund I, including those contained in Behringer

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Behringer Harvard Short-Term
   Opportunity Fund I LP
February 10, 2003
Page 2

Harvard Short-Term Fund I's management representation certificate to us dated September 27, 2002 as are germane to the opinions expressed in the Prospectus.


         Subject to the foregoing and the other limitations contained in this letter, the Prospectus accurately sets forth our opinions as to the tax issues as identified therein. Specifically, it is our opinion that:


         1. Behringer Harvard Short-Term Fund I will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation;

         2. Behringer Harvard Short-Term Fund I will not be classified as a "publicly-traded partnership" under Section 7704 of the Code;


         3. Behringer Harvard Short-Term Fund I will not constitute a tax shelter for purposes of Section 6662 of the Code; and



         4. Behringer Harvard Short-Term Fund I is not currently required to register as a tax shelter with the Internal Revenue Service under the Code prior to the offer and sale of our Units based upon the general partners' representation that the "tax shelter ratio," which is generally determined by dividing an investor's share of aggregate deductions from the investment, determined without regard to income, by the amount of the investor's capital contributions, with respect to an investment in Behringer Harvard Short-Term Fund I will not exceed 2-to-1 for any investor as of the close of any year in Behringer Harvard Short-Term Fund I's first five calendar years.



In addition, it is our opinion that, more likely than not:



         1. A limited partner's interest in Behringer Harvard Short-Term Fund I will be treated as a passive activity;



         2. Items of partnership income, gain, loss, deduction and credit will be allocated among Behringer Harvard Short-Term Fund I's general partners and limited partners substantially in accordance with the allocation provisions of its partnership agreement; and



         3. The activities contemplated by Behringer Harvard Short-Term Fund I will be considered activities entered into for profit.





         We hereby confirm our opinions in the Registration Statement and consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


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Behringer Harvard Short-Term
   Opportunity Fund I LP
February 10, 2003
Page 3

         We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

         We also note that an opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to our opinions. No opinion is given herein as to the tax consequences to limited partners of Behringer Harvard Short-Term Fund I with regard to any material tax issue which impacts at the individual or partner level and is dependent upon an individual limited partner's tax circumstances, including but not limited to, issues relating to the alternative minimum tax, investment interest limitations or the application of Section 183 of the Code at the partner level.

         We undertake no obligation to update the opinions expressed herein at any time after the date hereof. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should be used only for purposes consistent with the filing of the Registration Statement and applicable federal and state securities laws.

                                      MORRIS, MANNING & MARTIN,
                                      a limited liability partnership



                                      By:  /s/ Charles R. Beaudrot, Jr.
                                         --------------------------------------
                                         A Partner